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As filed with the Securities and Exchange Commission on August 6, 2003

Registration Number 333-
Post Effective Amendment No. 1 to Registration No. 333-22329

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	Post-Effective Amendment No. 1 to Form S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE ST. PAUL COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State of Incorporation)	41-0518860 (I.R.S. Employer Identification Number)
385 Washington Street St. Paul, Minnesota 55102 (651) 310-7911 (Address of principal executive offices)
THE ST. PAUL COMPANIES, INC. UK SHARESAVE SCHEME (Full title of the plan)

Bruce A. Backberg, Esq.
Senior Vice President and Corporate Secretary
The St. Paul Companies, Inc.
385 Washington Street
St. Paul, MN 55102
(651) 310-7911
(Name, address and telephone number of agent for service)

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of Registration fee

Common Stock, without par value(1)	350,000(2)	$35.10	$12,285,000	$993.86

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding common shares of The St. Paul Companies, Inc. Each share of Common Stock induces a right to purchase a fractional share of the registrant's Series A preferred stock (the "Rights").

(2)
The 350,000 shares of common stock, without par value, of The St. Paul Companies, Inc. (the "Common Stock") are registered hereunder to be issued pursuant to The St. Paul Companies, Inc. UK Sharesave Scheme (the "UK Plan").

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act on the basis of the average of the high and low reported sales prices of the registrant's Common Stock on July 31, 2003, as reported on the New York Stock Exchange.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

        This Registration Statement on Form S-8 (this "Registration Statement") is filed by The St. Paul Companies, Inc. (the "Registrant") and relates to 350,000 shares of its Common Stock issuable pursuant to The St. Paul Companies, Inc. UK Sharesave Scheme (the "UK Plan").

        This Post-Effective Amendment No. 1 (this "Post-Effective Amendment No. 1") to Registration Statement No. 333-22329 on Form S-8 filed on February 25, 1997 (the "Holdings Registration Statement") is filed to amend the Holdings Registration Statement. On December 31, 2002 (the "Termination Date"), The St. Paul Holdings Sharesave Scheme was terminated due to the sale by The St. Paul Companies, Inc. of St. Paul Holdings, Ltd., the legal entity under which the Holdings Scheme arose. This Post-Effective Amendment No. 1 removes from registration any shares of Common Stock offered under the Holdings Registration Statement that remained unsold at the Termination Date.

Part II—Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

        The following documents filed with the Securities and Exchange Commission (the "SEC") by The St. Paul Companies, Inc. (the "Company") are incorporated in this Registration Statement by reference:

(1)
The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 20, 2003;

(2)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since December 31, 2002;

(3)
The description of the Company's Common Stock contained in its registration statement on Form 8-A, including any amendments or supplements thereto; and

(4)
The description of the Company's Series A preferred stock and the Rights contained in its registration statement on Form 8-A, including any amendments or supplements thereto.

        All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        Bruce A. Backberg, Senior Vice President and Corporate Secretary of the Company, has given his opinion about certain legal matters affecting the Obligations registered under this Registration Statement. Mr. Backberg is not eligible to participate in the UK Plan.

Item 6.    Indemnification of Directors and Officers

        Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation such as the Company shall indemnify any director, officer, or employee of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer or employee of the corporation if the person generally (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. For these purposes, "proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

        The Bylaws of the Company provide, subject to certain exceptions, that directors and officers of the Company and certain others shall be indemnified by the Company to the fullest extent permitted or required by Minnesota Statute Section 302A.521.

        The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

        The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit	Description
4.1	Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998).
4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3(b) of the Company's Annual Report on Form 10-K for the year ended December 31, 2000).
5.1	Opinion and consent of Bruce A. Backberg, Esq.
23.1	Consent of Bruce A. Backberg, Esq. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24	Powers of Attorney.

Item 9.    Undertakings

(a)    The Company hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on August 5, 2003.

THE ST. PAUL COMPANIES, INC.
By:	/s/ BRUCE A. BACKBERG
Name:	Bruce A. Backberg
Title:	Senior Vice President and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 5, 2003	/s/ JAY S. FISHMAN Jay S. Fishman, Director, Chairman Chief Executive Officer and President
Date: August 5, 2003	/s/ THOMAS A. BRADLEY Thomas A. Bradley, Executive Vice President and Chief Financial Officer
Date: August 5, 2003	/s/ JOHN C. TREACY John C. Treacy, Vice President and Corporate Controller (principal accounting officer)
Date: August 5, 2003	/s/ CAROLYN H. BYRD Carolyn H. Byrd*, Director
Date: August 5, 2003	/s/ JOHN H. DASBURG John H. Dasburg*, Director
Date: August 5, 2003	/s/ JANET M. DOLAN Janet M. Dolan*, Director
Date: August 5, 2003	/s/ KENNETH M. DUBERSTEIN Kenneth M. Duberstein*, Director
Date: August 5, 2003	/s/ LAWRENCE G. GRAEV Lawrence G. Graev*, Director

Date: August 5, 2003		/s/ THOMAS R. HODGSON Thomas R. Hodgson*, Director
Date: August 5, 2003		/s/ WILLIAM H. KLING William H. Kling*, Director
Date: August 5, 2003		/s/ JAMES A. LAWRENCE James A. Lawrence*, Director
Date: August 5, 2003		/s/ JOHN A. MACCOLL John A. MacColl*, Director
Date: August 5, 2003		/s/ GLEN D. NELSON, M.D. Glen D. Nelson, M.D.*, Director
Date: August 5, 2003		/s/ GORDON M. SPRENGER Gordon M. Sprenger*, Director
Date: August 5, 2003	*By:	/s/ BRUCE A. BACKBERG Bruce A. Backberg, Attorney-in-fact

EXHIBIT INDEX

Method of Exhibit	Description	Filing
4.1	Restated Articles of Incorporation of the Company	IBR
4.2	Bylaws of the Company	IBR
5.1	Opinion and consent of Bruce A. Backberg, Esq.	E
23.1	Consent of Bruce A. Backberg, Esq. (included in Exhibit 5.1)	E
23.2	Consent of KPMG LLP	E
24	Powers of Attorney	E
Legend:	E = Electronic Filing IBR =Incorporated by Reference

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Part II—Information Required in the Registration Statement
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX